Exhibit 99.1

PEABODY ENERGY News Release CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
November 30, 2003

PEABODY SIGNS MEMORANDUM OF UNDERSTANDING TO PURCHASE
AUSTRALIAN COAL OPERATIONS FROM RAG COAL INTERNATIONAL AG

ST. LOUIS, Nov. 30 — Peabody Energy (NYSE: BTU) today announced that it has signed a memorandum of understanding with RAG Coal International AG to purchase two high-quality metallurgical coal operations in Queensland, Australia, and more than 100 million metric tonnes of coal reserves. The operations utilize both underground and surface techniques, exporting approximately 7 million tonnes per year to customers in Asia.

     The transaction is subject to a number of conditions, including Australian regulatory approval and the negotiation of definitive agreements. It is expected to be completed in the first half of 2004.

     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2002 sales of 198 million tons of coal and $2.7 billion in revenues. Its coal products fuel more than 9 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity generation.